AMERICAN FINANCIAL
REALTY TRUST

AT THE COMPANY Muriel Lange Investor Relations (215) 887-2280 Email: mlange@afrt.com	FINANCIAL RELATIONS BOARD Claire Koeneman (Analyst Info) (312) 640-6745	Joe Calabrese (General Info) (212) 445-8434

AMERICAN FINANCIAL REALTY TRUST
ANNOUNCES GUIDANCE FOR 2005

JENKINTOWN, Pa., December 17, 2004 – American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced guidance information for the year ended December 31, 2005.

Based on the assumptions contained elsewhere is this press release and the definition of adjusted funds from operations (“AFFO”) provided below, the Company expects to realize between $124.0 million and $136.5 million in AFFO in 2005, and to have a weighted average of approximately 114.6 million common shares and OP Units outstanding (on a diluted basis) for the year. The Company is not permitted to report AFFO, or guidance with respect to AFFO, on a per share basis. The Company expects to generate a net loss on a GAAP basis in 2005.

The Company calculates funds from operations (“FFO”) as net income (loss) before minority interest in the Company’s Operating Partnership, computed in accordance with GAAP, including gains or losses from sales of properties, plus real estate related depreciation and amortization (excluding amortization of deferred costs). The Company defines AFFO as FFO adjusted (i) for normalized recurring capital expenditures, such as tenant improvements and leasing commissions, (ii) for the amortization or accrual of various deferred costs and (iii) to reverse the effects of straightlining and deferral of rental and other income. Please see “Non-GAAP Financial Measures” below for a further description of the Company’s use of FFO and AFFO.

The Company’s guidance for 2005 is based on the following assumptions:

1.	No further issuance of common shares (or other equity or equity-linked securities) by the Company, except for restricted shares that may be issued in connection with executive compensation;

2.	The completion of the previously announced acquisition of three properties being developed by Koll Development, and to be occupied by a major money center bank, under the Company’s “landlord of choice” program;

3.	The completion of the sale of a 30% interest in State Street Financial Center, as announced yesterday, in December 2004;

4.	The completion of approximately $160 million in non-core property sales (including approximately $45 million in pending property sales previously announced), principally by the end of the first quarter of 2005;

5.	The application of the net proceeds of non-core property sales and the sale of the State Street interest to the accrual of cash balances (low end of the guidance range) or reinvestment, on a levered basis, into acquisition properties (high end of the guidance range); and

6.	Except as described above, no additional property acquisitions or dispositions by the Company in 2005.

The assumptions stated above have been made by the Company solely for purposes of providing guidance information and do not necessarily reflect the Company’s expectations with respect to capital raising or future acquisition and disposition activity in 2005.

With respect to dividend guidance, the Company currently anticipates that it will increase its regular quarterly dividend from 26 cents to 27 cents per share, commencing with the dividend payable in April 2005 and respecting the first quarter of 2005.

Conference Call

Management will conduct a conference call and audio webcast at 11:30 am ET today to review the Company’s guidance information, as well as the other transactions announced by the Company this week. The conference call dial-in number is 303-262-2211. The audio webcast will be available to the public, on a listen-only basis, via the Investor Relations section of the Company’s website at www.afrt.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through December 24, 2004 by 303-590-3000, passcode 11019341. An online archive of the webcast will be available through December 31, 2004 by accessing the Company’s website at www.afrt.com.

Non-GAAP Financial Measures

The Company believes that FFO is helpful to investors as a measure of the Company’s performance as an equity REIT because it provides investors with an understanding of the Company’s operating performance and profitability. In addition, because this measure is commonly used in the REIT industry, the Company’s use of FFO may assist investors in comparing the Company’s performance with that of other REITs. AFFO is a computation often made by REIT industry analysts and investors as a supplemental measure of a real estate company’s cash flow generated from operations. The Company believes that AFFO is helpful to investors as a measure of its liquidity position, because, along with cash flows from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company’s use of AFFO may assist investors in comparing the Company’s liquidity position with that of other REITs. The Company’s calculations of FFO and AFFO differ from the methodologies for calculating FFO and AFFO utilized by certain other equity REITs and, accordingly, may not be comparable to such REITs.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.

Forward-Looking Statements

The forward-looking statements contained in this release are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.